Effective: June 15, 2008

                           TAMRO CAPITAL PARTNERS LLC
                                 CODE OF ETHICS

                  STANDARDS OF CONDUCT

                  As an employee or related solicitor of TAMRO Capital Partners, otherwise known as the "Company" for purposes of the Code of Ethics, you must exercise good faith in your dealings with both the Company and its clients, consistent with the high degree of trust and confidence that is placed in you by the Company. For the purposes of this Code of Ethics, all references to "employee" also pertain to the Company's related solicitors.

                  The need for the stringent application of this principle is heightened by the necessity that the Company, in turn, exercises the highest degree of ethical conduct in its dealings with its clients. This can be accomplished only through your individual commitment to the Company's values:
Integrity, Respect, Teamwork and Professionalism.

                  If you discover that you will derive personal gain or benefit from any transaction between the Company and any individual or firm, you must immediately refer the matter and disclose all pertinent facts to the Chief Compliance Officer.

                  The Company's standards of conduct are necessarily strict because they are intended for the benefit and protection of the Company and its employees. No attempt to delineate guidelines for proper conduct can hope to cover every potential situation that may arise during your service with the Company. Whenever there is any doubt about the propriety of any action, you are urged to discuss the matter with your manager/supervisor.
 Violations of the Standards of Conduct Policy are grounds for disciplinary action, including dismissal. The standards of conduct set forth herein must be applied fully and fairly without reliance upon technical distinctions to justify questionable conduct.
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                  PROCEDURE

                  CONFLICTS OF INTEREST. You may not engage in personal activities that conflict with the best interests of the Company. In addition, you may not engage in personal activities that are in conflict with the interests of the Company's clients.

                  DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION. In the normal course of business, employees may be given or may acquire information about the business of the Company, its clients, or its affiliates that is not available to the general public. This information is confidential and may include the Company's and affiliates' financial data, business plans and strategies, examiners' ratings, information concerning specific lending or trading decisions. This also includes client's personal information as well as their account- and portfolio-specific information. All employees are responsible for respecting and maintaining the confidential nature of such information, including taking reasonable care in how and where they discuss, document and store the confidential information that relates to the business activities of the Company and its clients. Confidential information may only be disclosed within the Company to those who need to know the information to perform their job functions. Employees are also responsible for respecting and maintaining confidential information after they leave the Company, are dismissed from the Company or retire from the Company.

                  MATERIAL, NON-PUBLIC INFORMATION. Some confidential information is also material, non-public information and subject to the restrictions of federal and state banking and securities laws and regulations as to its communication and use. Material information should be treated as non-public until it is clear the information can be deemed public or ceases to be material.

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                  COMPANY PROPERTY. While employed by or partnered with the
Company, members will utilize the Company's resources in order to carry out their jobs. Both the client relationships and information pertaining to the clients themselves are the property of the Company. If an employee leaves the Company, is dismissed by the Company or retires from the Company, they may not take with them any of the work that was produced on Company time or that utilized Company resources; they also may not take any client or other confidential information with them. Clients may not be solicited by previous employees or solicitors for 12 months following the end of employment or partnership with the Company.

                  CHINESE WALLS. Material, non-public information generally may not be communicated across any of the Chinese Walls that exist within the Company and its affiliates. A "Chinese Wall" is a set of policies and administrative procedures designed to avoid an appearance of impropriety resulting from concurrent business activities within the same organization. Improper communication, in violation of the Chinese Wall proscriptions, can subject employees, the Company and its management to serious penalties. It can also result in restrictions being imposed upon business activities, on individuals or on particular areas of the Company that have improperly received material, non-public information.

                  PERSONAL INVESTMENTS. You must exercise sound judgment in making personal investments in order to avoid situations contrary to the best interests of the Company. You must also avoid imprudent, speculative or questionable activity.

                  It is not possible to enumerate all the circumstances where these restrictions apply; however, for example, it would be improper:

                  o To make or maintain an investment in the securities of a corporation that you know is being financed by the Company, unless the

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securities of the company have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets;

                  o To permit a client to arrange an investment for your account or to participate in investments arranged, sponsored or participated in by a client under circumstances that might create, or give the appearance of creating a conflict of interest;

                  o To make or maintain an investment in any company or business with which the Company has business relationships, if the investment is of such a character (whether because of the size or value of the investment or for any other reason) which might create or give the appearance of creating a conflict of interest;

                  o To purchase any new securities of any client of the Company or to purchase any new securities of any company through an investment banking or securities firm having a business relationship with the Company unless the demand for such new securities is such that purchases are not restricted or allocated among prospective purchasers; or

                  o To enter into a security transaction when you are aware that such action will anticipate or parallel any investment action of the Company, whether the Company is acting for itself or in a fiduciary capacity.

                  Generally, investments in securities that have a broad public market and are registered on a national securities exchange or traded in over-the-counter markets would not ordinarily create a conflict of interest and therefore are not prohibited, but do require that the guidelines be followed that are addressed in the Personal Securities Transactions section of this Code of Ethics.

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                  Borrowing money to finance speculative investments such as trading in securities or commodities may expose you to additional financial risk, and it is, therefore, strongly recommended that you exercise caution when adopting this practice.

                  OUTSIDE ACTIVITIES. If you are a full-time employee, you may not accept outside employment or accept payment for services rendered to others, even though such employment or the services rendered may be permissible or desirable, without the prior consent of both your supervisor and the Chief Compliance Officer. This includes engagements for teaching, speaking and the writing of books and articles.

                  In addition, you may not accept an appointment to act as an administrator, executor, guardian, trustee, or to act in any other fiduciary capacity, except when acting in such capacity for a person related to you by blood or marriage, without the approval of the Chief Compliance Officer. Where such duties are accepted for a relative or approval is obtained, the Company and the law demand the highest standards of good faith in discharging such duties.

                  You are encouraged to participate in appropriate professional groups and responsible civic organizations if such service does not interfere with your duties at the Company, provided such relationship would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest. If it appears that participation in any such organizations would interfere with your duties, you must obtain approval from your supervisor.

                  You may not accept membership on the board of directors of an outside Company unless you first obtain the approval of the Chief Compliance Officer.

                  POLITICAL ACTIVITY. The Company is interested in good government and encourages you to support the candidate or party of your choice both through service and financial support. However, any affiliation with a

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candidate or party that suggests the Company supports that candidate or party is strictly prohibited. You may not use the Company or its property for political purposes, nor may you use the name of the Company to further any political cause or candidate.

                  You are encouraged to become involved in local government and to run for local part-time elected office, such as school board member or town counsel, if you should so desire. If campaigning or the duties of an office interfere with your duties at the Company, you may have to resign from your position. You should discuss the situation with your supervisor to determine whether a conflict exists. If you wish to run for full-time elected office you must obtain approval from and make all necessary arrangements with your supervisor prior to announcing your candidacy.

                  A number of public bodies are clients of the Company and service by you with such a public body could give rise to situations where a conflict of interest exists. To avoid this problem, explore the possibility of conflict with the Company's Chief Compliance Officer before beginning any such service.

                  BORROWING FROM CLIENTS. You may not borrow money from a client of the Company unless such borrowing is from a bank or other financial institution made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with members of the general public and does not involve more than the normal risk of repayment or include other unfavorable features.

                  BUSINESS TRANSACTIONS FOR THE COMPANY. You may not represent or exercise authority on behalf of the Company in any transaction with any person, firm, company or organization with which you have any material

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connection (including, but not limited to, a directorship, officership, family relationship or significant borrowing relationship) or in which you have a material financial interest. You must report any existing or proposed business relationships with any such person, firm, company or organization to the Company's Chief Compliance Officer, who will determine with the appropriate levels of management whether such business relationship is "significant" for purposes of this prohibition.

                  BUSINESS TRANSACTIONS WITH THE COMPANY. If you are authorized by an outside organization to transact business with the Company on its behalf, you must report such authorization to the Company's President and legal counsel.

                  ECONOMIC SANCTIONS. Under the International Emergency Economics Powers Act (50 USC 1701), the President of the United States may impose sanctions such as trade embargoes, freezing of assets and import surcharges. The Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury promulgates regulations dealing with economic sanctions. Therefore, no employee on behalf of the Company may intentionally transact business with those countries or specially designated nationals against which economic sanctions have been imposed unless the appropriate license has been obtained from the OF AC allowing such transaction.

                  PROHIBITION ON THE USE OF INFORMATION FROM YOUR PREVIOUS EMPLOYER. You should not bring any documents, software or other items to the Company that may contain your previous employer's confidential, trade secret or proprietary information. This would include such things as computer disks, rolodexes, client lists, financial reports or other materials that belong to your previous employer. If you have such materials in your possession, they should be returned to your former employer immediately.

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                  SOLICITATION AND DISTRIBUTION. In order to maintain a
businesslike work environment, solicitation of any kind is prohibited in the workplace during work time. Solicitation includes requesting contributions, signatures, promoting membership in any organization, and purchasing or selling products. In addition, distribution of literature or printed matter is not allowed in work areas at any time. Non-employees are also prohibited from soliciting or distributing on Company property.

                  YOUR DUTY TO REPORT ABUSES OF THE CODE OF ETHICS AND STANDARDS OF CONDUCT POLICY OR OTHER ILLEGAL OR UNETHICAL CONDUCT. All employees have a special obligation to advise the organization of any suspected abuses of Company policy, including suspected criminal or unethical conduct, which you are required to report to the Chief Compliance Officer. If you believe there has been any violation of securities law, anti-trust, health and safety, environmental, government contract compliance or any other laws or Company policies, we encourage you to make a report to an appropriate individual in the organization. You will not be subjected to any form of retaliation for reporting legitimate suspected abuses.

                  INVESTIGATIONS OF REPORTED OR SUSPECTED MISCONDUCT. As a financial organization, we have a special duty to safeguard the Company's proprietary and confidential information, assets and property of our clients and the organization. In the event of an investigation regarding possible wrongdoing, you must cooperate fully.

                  Information relating to any investigation, including information provided by you or the fact of your participation in any investigation, is considered confidential, and will only be revealed to individuals not associated with the investigation on a need to know basis.

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                  Any request for information or subpoenas regarding federal or state agency investigations must be in writing and directed to the Chief Compliance Officer, who will coordinate with the Company's President and legal counsel.

                  PERSONAL SECURITIES TRANSACTIONS

                  POLICY

                  The Company's policy allows Access Persons to maintain personal securities accounts provided any personal investing by an Access Person in any account in which he/she has a beneficial interest, including any account for immediate family or household members, is consistent with the Company's fiduciary duty to its clients, is consistent with regulatory requirements, and does not convey any appearance of unethical behavior or conflicts of interest with an Access Person's responsibilities to the Company and the Company's clients.

                  All current employees and the Company's related solicitors are each an "Access Person." Access Persons must identify any personal investment accounts and have forwarded to the CCO all reportable transactions, holdings and investment activity on at least a quarterly basis.

                  BACKGROUND

                  The Advisers Act Rule 204A-1 requires advisers to adopt a Code of Ethics and pursuant to this, requires the reporting of personal investments on a quarterly basis and the maintenance of records of personal securities transactions for those persons who are considered Access Persons. Advisers to registered investment companies are required to adopt a Code of Ethics regarding personal investment activities under the Investment Company Act, Rule 17j-1. An investment adviser's policies and procedures represent an internal control and supervisory review is required to detect and prevent possible inside trading, conflicts of interests and possible regulatory violations.

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                  RESPONSIBILITY

                  It is the responsibility of each Access Person to report all personal securities transactions in a manner that complies with this policy. The CCO has responsibility for the implementation and monitoring of the Company's policies relating to personal securities transactions and activities, practices, disclosures and recordkeeping.

                  PROCEDURES / INTERNAL CONTROLS

                  TAMRO has adopted procedures to implement, monitor, and amend as necessary the Company's policy with regard to personal securities transactions, as summarized below.

                  INITIAL HIRE

                  In accordance with Rule 204A-1 of the Advisers Act, Access Persons are to identify any personal investment account and any accounts in which the Access Person has a beneficial interest, including any accounts for immediate family and household members, within 10 days upon hire or upon becoming an Access Person, annually thereafter and upon opening or closing any account(s). The Access Person must also provide holdings in any reportable securities in which he/she has a beneficial interest. The holding reports must be current as of a date not more than 45 days prior to the date the employee becomes an Access Person.

                  The report must include the following: (1) the title and type of security; (2) the exchange ticker symbol or CUSIP number; (3) number of shares; (4) principal amount of each reportable security; (5) the name of the broker, dealer, or bank with or through which any securities are held; and (6) the date the Access Person submits the report. In addition, the Access Person is required to certify in writing that they have read, understand and agree to comply with these policies which are incorporated into the TAMRO Code of Ethics.


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No employee, officer or director shall open or maintain personal accounts with any institutional brokerage representatives through which the Company executes transactions on behalf of advisory clients. Access Persons should arrange with their broker to have copies of all confirmations and statements covered by this policy, sent to the CCO.

                  COVERED SECURITIES

                  The following securities are considered "covered securities" for personal securities transactions: any stock, bond, future, investment contract, options on securities, options on indexes, options on currencies and options on futures. All covered securities transactions must be pre-cleared.

                  PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

                  All Access Persons must obtain approval from a designated Pre-clearance Officer before executing a Personal Securities Transaction in a covered security. TAMRO's Pre-clearance Officers are the CIO, CCO, President and Trader.

                  Pre-clearance of a trade shall be valid and in effect only until the end of the next business day following the day pre-clearance is given. A pre-clearance expires if and when the Access Person becomes, or should have become, aware of facts or circumstances that would prevent a proposed trade from being pre-cleared. A Pre-clearance Officer must obtain pre-approval from another Pre-clearance Officer when executing a Personal Securities Transaction. Access Persons may, under unusual circumstances, such as a personal financial emergency, apply for an exception to the CCO, which application may be granted or denied.

                  PRE-CLEARANCE RULES

                  Purchase or sales of covered securities by Access Persons will be permitted only if the securities are not on a restricted list and the Trading Desk has no open orders for the securities. The restricted list may be kept confidential and may not, in certain circumstances, be disclosed to Access Persons other than the Pre-clearance Officers. All transactions in covered

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securities must be pre-cleared. They will be pre-cleared if no client transactions in the underlying security have been executed for 5 business days prior to date of the personal securities transaction in question AND if there are no strategy trades being contemplated in the underlying security for at least 5 business days in the future. For the purposes of this Code of Ethics, a strategy trade consists of a change in position size that may be executed across client portfolios. A Pre-clearance Officer may deny a personal security transaction pre-clearance if a significant cash flow (deposit or withdrawal), new account funding or account liquidation is expected in the near future that may pose a potential conflict of interest between the Company's fiduciary duty to its client and the personal security transaction in question. Transactions in equity securities where the transaction (or series of related transactions) involves under $10,000 of the securities of a company with a market capitalization of over $10 billion must be pre-cleared, however, they will be authorized, unless the Trading Desk has open orders for the securities. Access Persons are permitted to place limit orders. However, limit orders must be pre-cleared on a daily basis following the day pre-clearance is given.

                  EXCLUDED FROM PRE-CLEARANCE RULES

                  Excluded from pre-clearance rules are purchases or sales effected in any account over which the Access Person has no direct influence or control including non-volitional investment programs or rights; purchases effected by reinvesting cash dividends pursuant to an automatic dividend reimbursement program ("DRIP")--this exemption does not apply, however, to optional cash purchase pursuant to a DRIP; purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights. Transactions

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involving the exercise of employee stock options from a former employer are also exempt from pre-clearance as long as the underlying security is not held in any of the Company's client accounts; however, the exercise of those stock options is not exempt from reporting. If an Access Person has given up investment discretion to another unaffiliated party, they should submit a letter from the broker attesting to this fact to the CCO, when joining the Company as a new employee or when a new account is opened.

                  Transactions in exchange traded funds or exchange traded unit investment trusts (such as SPDRs) must be reported, but do not need to be pre-cleared unless the investment vehicle is held in any of the Company's client accounts. If the vehicle is held in any of the Company's client accounts, transactions in the exchange traded funds or exchange traded unit investment trusts must be pre-cleared.

                  THE COMPANY'S SUB-ADVISED MUTUAL FUNDS

                  TAMRO sub-advised mutual funds held in personal investment accounts and any accounts in which the Access Person has a beneficial interest, including any accounts for immediate family and household members, must be reported, but do not need to be pre-cleared. It is prohibited for any Access Person to buy and then sell these mutual funds within a 30-day period, following the guidelines described under the Minimum Holding Period section within this policy.

                  THE COMPANY'S 401K PLAN

                  Transactions in the Company's sub-advised mutual funds under TAMRO's 401k plan do not need to be reported, but are still subject to the Minimum Holding Period guidelines. If an employee chooses to participate in the Company's 401k plan's brokerage option, that account is subject to all of the Company's personal investment account policies, including, but not limited to,

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covered securities transactions being pre-cleared and Access Persons arranging to have all confirmations and statements sent to the Company's CCO.

                  EXCLUDED FROM REPORTING

                  Securities that do not need to be reported to the Company include purchases and sales of direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and shares issued by unaffiliated mutual funds.

                  PROHIBITED DEALINGS

                  Trading or communicating "inside information" is prohibited, under any and all circumstances. It is prohibited to use the facilities of the Company to secure new issues for any non-clients, directly or indirectly. Access Persons are not permitted to, directly or indirectly, purchase securities from or sell securities to Client accounts. Access Persons shall not effect transactions that are excessive in volume or complexity as to require a level of personal time and attention that interferes with the performance of employment duties. This will be determined by the Management Team based upon surrounding facts and circumstances. In addition, no supervised person shall (a) place his or her personal interests ahead of those of any client of the Company, (b) conduct his or her personal securities transactions in a manner that is inconsistent with this Code of Ethics or that creates an actual or potential conflict of interest or abuses his or her position of trust and responsibility,
(c) take inappropriate advantage of his or her position with the Company, or (d) otherwise breach any applicable federal securities laws, including those related to insider trading.

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                  INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

                  Access Persons may not purchase new equity issues (including convertible bonds or preferred stock) on the initial public offering without the prior approval of the CCO. If the CCO seeks to acquire a beneficial interest in an initial public offering, the request for approval will be submitted to the President. Access Persons may not acquire a beneficial interest in any securities in a private placement or exercise discretion with respect to a private placement for a controlled account without prior approval from the CCO. If the CCO wishes to acquire a beneficial interest in or exercise discretion with respect to a private placement for a controlled account, such a transaction must be approved in writing by the President prior to the placement of funds.

                  MINIMUM HOLDING PERIOD

                  Access Persons shall not purchase and sell or sell and purchase the same security, its equivalent security (such as options), or affiliated mutual funds within 30 calendar days. A Last-In-First-Out ("LIFO") basis will be used for purposes of calculation when more than one lot is involved. Activity will be aggregated among all of an Access Person's covered security accounts. Exceptions will only be pre-approved on a case-by-case basis by the CCO.

                  QUARTERLY REPORTING

                  Access Persons must report all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter to the CCO. However, the Access Person will be required to notify the CCO after the 11th day of the end of month end to explain if he/she will utilize the additional 20 days to submit his/her report. As is listed under the Initial Hire section of this policy, Access Persons should arrange with their broker to have copies of all confirmations and statements covered by this policy, sent to the CCO. If the CCO receives duplicate

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confirmations and statements directly from the Access Person's brokerage firm covering all reportable securities, the Access Person will be deemed to have provided a quarterly report. There may be instances when the CCO requires Access Persons to complete a separate quarterly reporting form. Required information for reporting securities transactions includes the following: (1) the date of the transaction, the title, applicable exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transactions; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and
(5) the date the report is submitted.

                  ANNUAL REPORTING

                  On an annual basis an Access Person must disclose all personal securities holdings, excluding non-affiliated mutual funds and excluding affiliated funds held under TAMRO's standard 401k plan. The report must contain information that is current as of a date no more than 45 days before the report is submitted. On an annual basis, Access Persons will be required to confirm accounts representing beneficial interests and accounts where the Access Person has control. On an annual basis thereafter, Access Persons must certify in writing that they have read, understand and agree to comply with the Personal Transaction Policies and Procedures which are incorporated into the Code of Ethics. The CCO is responsible for distributing annual reporting forms to all Access Persons.

                  INVESTMENT PERSON DISCLOSURE

                  Investment Team members who have been authorized to acquire securities in an initial public offering or private placement or who have beneficial interests prior to Company employment are required to disclose the

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investment when they play a part in any subsequent consideration of client investments in the issuer. In such circumstances, the Company's decision to purchase securities is subject to an independent review by investment personnel with no personal interest in the issuer. Investment Team members, when recommending any security, shall disclose any direct, indirect or potential conflict of interest related to the issuer of the security being recommended. Analysts purchasing or selling a security (or its equivalent such as options) contrary to recommendations they have issued on the same security or the security's issuer will be required to pre-clear such transactions with the CIO prior to placing a regular pre-clearance request. Such request will be in writing, with a copy forwarded to the CCO.

                  DIRECTOR/OFFICER/PRINCIPAL STOCKHOLDER DISCLOSURE

                  Every person who is directly or indirectly the beneficial owner of more than 10% of any class of any equity security (other than an exempted security) who is a director or an officer of the issuer of such security, shall file such statements as are required by the SEC. This must be done within ten days after he or she becomes such beneficial owner, director, or officer and/or if there has been a change in such ownership, before the end of the second business day following the day on which the transaction has been executed.

                  CCO REVIEW

                  The CCO, or designee, will review all Access Person reports of personal securities transactions and holdings for compliance with the Company's policies, including the Insider Trading Policy, regulatory requirements and the Company's fiduciary duty to its clients, among other things. The CCO tracks any apparent violations/requested exemptions and reports such activity to the rest of the Management Team at least quarterly. The entire Management Team will determine any corrective action and/or sanctions that should be imposed.

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                  INSIDER TRADING

                  POLICY

                  TAMRO policy prohibits any employee from acting upon or otherwise misusing or disclosing material nonpublic or inside information. Any employee who has reason to believe that he or she has gained access to material and nonpublic information of an "inside nature" shall report the acquisition of that information to the CCO without delay. Violations of the Company's policy will result in disciplinary action that may include termination of employment.

                  For purposes of this policy, the term `material information' shall include but not be limited to:

                  1) Material: the use of which by an insider constitutes a violation of Section 10(b) of the Exchange Act and Rule 10(b)-5 thereunder;

                  2) Information which in reasonable and objective contemplation might affect the value of a security; or

                  3) Information which, if known, would clearly affect `investment judgment' or which directly bears on the intrinsic value of the security in question. Material information NEED NOT BE LIMITED TO information which is translatable into earnings or direct benefit to an individual.

                  If there is any question as to whether a contemplated investment transaction (either in the employee's personal account or in the account of a client) would violate insider trading rules, the employee is required to obtain written permission from the CCO prior to executing the transaction.

                  BACKGROUND

                  Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into

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consideration the nature of such adviser's business, to prevent the misuse of material, nonpublic information in violation of the Advisers Act or other securities laws by the investment adviser or any person associated with the investment adviser.

                  The Insider Trading and Securities Fraud Enforcement Act ("ITSFEA") requires advisers to "establish, maintain and enforce" risk-based written compliance policies designed to prevent the misuse of material nonpublic information. ITSFEA requires the adviser's compliance policy to effectively address these risks under consequence of sanction regardless of the actual misuse of information.

                  While U.S. law concerning insider trading is not static, it is generally understood that the law prohibits: (1) trading by an insider on the basis of material nonpublic information; or (2) trading by a non-insider on the basis of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated by the non-insider in breach of a duty of trust or confidence to the disclosing insider; or (3) communicating material nonpublic information to others in violation of the law.

                  Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. Violators can be subject to some or all of the following penalties even if he or she does not personally benefit from the violation. Penalties include civil injunctions, disgorgement of profits, jail sentences, fines for the person who committed the violation, fines for the employer or other controlling person up to $1,000,000 or three times the amount of the profit gained or loss avoided.

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                  RESPONSIBILITY

                  It is the duty of each employee to abide by the Company's insider trading policies and related procedures. The CCO has the responsibility for the implementation and monitoring of the Company's Insider Trading Policy, practices, disclosures and recordkeeping.

                  PROCEDURES / INTERNAL CONTROLS

                  TAMRO has adopted explicit procedures to implement, monitor, and amend as necessary the Company's insider trading policy, as summarized below.

                  GUIDANCE

                  The CCO provides guidance to employees on any possible insider trading situation or question. If an employee believes that he/she has obtained information that is material and non-public, he/she should: (1) report the matter immediately to the CCO; (2) refrain from the purchase or sale of the securities on behalf of himself/herself or for others; (3) refrain from communicating the information inside or outside the Company, other than to counsel if directed to do so by the CCO; and (4) after the CCO has reviewed the issue with counsel, as appropriate, the employee will be instructed to continue the prohibitions against trading and communication, or he/she will be allowed to trade and communicate the information.

                  OTHER REPORTING

                  Employees must report to the CCO all business, financial or personal relationships that may result in access to material, nonpublic information. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior written authorization from TAMRO based upon a determination that the board service would be consistent with the

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interests of the Company and its clients. In circumstances in which board service is authorized, the employee will be isolated from those making investment decisions in that security through Chinese Wall or other procedures.

                  INSIDER REPORTING REQUIREMENTS

                  In order to facilitate insider trading restrictions, each of the Company's employees who maintain a personal trading account shall provide a copy of all trade confirmations and account statements, at regular intervals, for the employee's account to the CCO. It is the responsibility of each employee to comply with this aspect of the policy and to notify the CCO of any new accounts to be opened for which they, their family members, or household members may have beneficial interest. In addition to the restrictions set forth herein, depending on the employee's position, the CCO may also implement more specific policies that govern the ability to purchase, sell or otherwise deal in securities. Trades in non-affiliated mutual funds are excluded from this requirement.

                  PROTECTION OF MATERIAL NONPUBLIC INFORMATION

                  Care must be taken so that material and nonpublic information is secure and not communicated to anyone, except as directed by the CCO during the guidance process. This does not preclude the Company from providing necessary information to persons providing services to client accounts, such as brokers, accountants, custodians and fund transfer agents.

                  VIOLATION REPORTING

                  The CCO will prepare a written report of any possible violation of the Company's Insider Trading Policy and implementation of corrective and/or disciplinary action. This report will be shared with the Management Team.

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

                  UPDATES

                  The Company's Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate. All updated policies are distributed in writing to employees, who are required to certify their understanding and compliance.

                  GIFT, ENTERTAINMENT, AND CONTRIBUTIONS POLICY

                  POLICY

                  It is TAMRO policy that no Access Person shall, directly or indirectly, give or permit to be given anything of service or value, including gratuities, in excess of $150 annually (calendar year basis) to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. An example of a gift includes but is not limited to: gift certificates, event tickets, gift baskets, golf shirts, sleeves of golf balls, etc.

                  In addition, TAMRO Access Persons are prohibited from accepting any gift in excess of $150 annually (calendar year basis) per giver (either person or entity). Where a gift is given to/received by a group and shared, the estimated amount of the gift can be pro-rated among the recipients.

                  All giving/receipt of gifts must be reported to the CCO at the time of giving or receiving such gift.

                  If an Access Person attends an event or dinner with any person, client, principal, proprietor, employee or agent or representative of another person, this is not considered a gift but is considered entertainment. Entertainment is permissible only on an occasional basis to an individual and cannot be lavish, frequent or so extensive as to raise any question of propriety and cannot be preconditioned on specific performance or business targets. In

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addition, entertainment is limited to $1,000 annually (calendar year basis) per person, with an approximate $300 limit per event.

                  Related solicitors are subject to the Company's gift and entertainment policies as outlined in the TAMRO Code of Ethics and are expected to make sound and ethical judgments while engaging in solicitation activities on behalf of the Company.

                  BACKGROUND

                  The securities industry has implemented rules to regulate the giving and acceptance of gifts by financial professionals. The National Association of Securities Dealers ("NASD") and New York Stock Exchange have requirements that no Access Person of a member firm may give gifts in excess of $100 to any person at another firm or securities or financial institution without the prior approval of their employer.

                  The Advisers Act does not have a rule regarding the limits on gifts, however advisers are urged to adopt a policy in accordance with industry standards. Abuse of gift/entertainment policy is often a precursor to alleged conflicts of interest which may lead to direct violations of the Advisers Act. This policy includes gifts, gratuities and non-cash compensation. The CFA Institute recommends that investment advisers articulate gift policies within the firm's code of ethics. The CFA Institute recommends that acceptance or giving of a gift of more than $100 in value should be approved by the firm.

                  RESPONSIBILITY

                  Each Access Person has the responsibility to ensure that all gift and entertainment expenses are appropriately reported. The CCO has the responsibility to implement and monitor all gift and entertainment policies of the Company and maintain related records accordingly. The President is responsible to set travel and entertainment budgets and has authority to review travel and entertainment expenses incurred by Access Persons to ensure compliance with this policy.

                  PROCEDURES / INTERNAL CONTROLS

                  GIFTS

                  Upon receipt or offer of any gift or gratuity that could reasonably be considered non-incidental, the Access Person should inform the CCO who will grant approval or advise as to the appropriate course of action. Each Access Person is responsible to obtain CCO approval prior to acceptance or giving of a gift or gratuity. Upon approval, the CCO will maintain a log to track all such gifts and gratuities. Each Access Person is required to acknowledge annually that he/she has neither given to nor received from another a gift or gratuity in excess of $150.

                  TRAVEL AND ENTERTAINMENT

                  The President sets travel and entertainment budgets and has the authority to review travel and entertainment expenses incurred by Access Persons to ensure compliance with this policy. Each Access Person is further obligated to report all travel and entertainment expenses to the President for proper monitoring and documentation by the Company.

                  BUSINESS CONTRIBUTIONS

                  Business related contributions for any client, prospect, consultant or any other business related purpose/function is subject to approval prior to the contribution by the CCO and President.

                  ADVERTISING AND PROMOTIONAL EXPENSES

                  Advertising and promotional expenses (i.e., branded or items purchased with Company logo) for any client, prospect, consultant and any other business related purpose/function are required to be approved by the President and CCO.



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